Exhibit10.1

EXECUTION COPY

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS

Paul William Springman (“Employee”) and Markel Corporation, a Virginia corporation (the “Company”), enter into this Separation Agreement and Full and Final Release of Claims (“Agreement”), and in consideration of the benefits, promises, and covenants contained herein, agree as follows:

1.	Separation from Employment

Employee has resigned as President and Chief Operating Officer of the Company and as an officer and/or director of its subsidiaries and affiliates effective January 1, 2010 (“Separation Date”), thereby ending any employer/employee relationship between the Company or any of its subsidiaries or affiliates and Employee.

2.	Release of Claims

To the fullest extent permitted by law, Employee releases and forever discharges the Company and each of its parent, subsidiary or affiliated entities and each of their shareholders, partners, principals, directors, officers, trustees, employees, agents, contractors and attorneys, and all predecessors, successors, heirs and assigns thereof (collectively “Released Parties”), from any and all claims, liabilities, costs, or damages of any nature whatsoever, both known and unknown, including, but not limited to, any claims based on the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Equal Pay Act; the Family and Medical Leave Act (“FMLA”); Sections 1981 and 1983 of Title 42 of the United States Code; any state law, including but not limited to the laws of Virginia and Illinois; and any and all statutory claims and common law causes, including but not limited to actions for breach of contract or tort, claims of wrongful discharge, fraud, promissory estoppel, intentional infliction of emotional distress, defamation, and assault, which Employee has or may have against any of the Released Parties for any alleged act or omission which occurred on or at any time before the date of Employee’s execution of the Agreement.

Employee is not aware of any factual basis for any claims against any of the Released Parties under the Fair Labor Standards Act or any state equivalents of such law.

Notwithstanding the foregoing, Employee is not releasing any claims (i) against the Markel Corporation Retirement Savings Plan for any benefits to which Employee may be entitled under the express terms of such plan or this Agreement, (ii) for any benefits under any other retirement or benefit programs in which Employee participated during employment; (iii) for the right to continuation of medical benefits as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the American Recovery and Reinvestment Act of 2009; (iv) with respect to Employee’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”) or any similar state agency or to file a claim for unemployment benefits; (v) with respect to any causes of action which by law Employee may not legally waive; or (vi) for any breach of this Agreement.

3.	Special Age Discrimination Release Notice

Employee acknowledges that the terms of this Agreement fully comply with the Older Workers’ Benefit Protection Act of 1990. Specifically, Employee acknowledges that:

(a)	The terms of this Agreement are understandable and are fully understood by Employee;

(b)	The Release of Claims contained in Section 2 above specifically refers to and includes Employee’s rights and claims under the Age Discrimination in Employment Act, and Employee understands that such rights and claims are irrevocably being waived by Employee. Employee further understands that this Agreement does not waive rights or claims that may arise after the date the waiver is executed;

(c)	The consideration recited in this Agreement is adequate to make it final and binding, and is in addition to payments or benefits to which Employee would otherwise be entitled as a former employee of the Company;

(d)	Employee is advised to consult with an attorney before executing the Agreement. By his signature below, Employee represents that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of the Agreement;

(e)	Employee has been given adequate time, up to twenty-one (21) days, to consider this Agreement. Employee further understands that he may use as much or all of this 21-day period as he wishes before signing, and represents that he has done so;

(f)	Employee further understands that he has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to Pamela Perrott, Chief Human Resources Officer, Markel Corporation, 4521 Highwoods Parkway, Glen, Allen, VA 23060 (“Employer Contact”). This Agreement shall be binding, effective, and enforceable upon Employee upon the expiration of this seven-day revocation period without the Employer Contact having received such revocation, but not before such time. Employee understands and agrees that any payments hereunder shall not be made before the expiration of this seven-day revocation period.

4.	Covenant Not to Sue

To the fullest extent permitted by law, and except with respect to enforcing any rights under this Agreement and/or against the Markel Corporation Retirement Savings Plan or as otherwise provided in the last paragraph of Section 2, Employee agrees never to institute, directly or indirectly, any action or proceeding of any kind against the Released Parties relating in any way to Employee’s employment, termination of employment, or past relationship with the Company or any of its subsidiaries or affiliates. If Employee, or anyone on Employee’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Employee waives his right to, and will not accept, any payments, monies, damages or other relief awarded in connection therewith.

5.	No Third Party Claims

Employee represents and warrants that, to the best of his knowledge, no other person or entity other than Employee is entitled to assert any claims of any kind relating to Employee’s employment, termination of employment, or Employee’s past relationship with the Company.

6.	Payments to Employee

In consideration of the promises and covenants set forth in this Agreement, and Employee’s compliance with the terms of this Agreement (including, but not limited to, Sections 12 and 13), the Company agrees to pay Employee:

(a)	Employee’s current salary through December 31, 2011, less all applicable state and federal payroll deductions, in bi-weekly instalments through the Company’s normal payroll schedule and system, with the exception that from January 1, 2010 through June 30, 2010, the Company will defer payments in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The full amount of such deferred payments will be due and payable on July 1, 2010.

(b)	A lump sum payment of $330,000.00 on July 15, 2010, less all applicable state and federal payroll deductions and withholdings.

Employee acknowledges and agrees that he is not entitled to, and will not receive, any incentive compensation for 2009 and that all unvested restricted stock units held by Employee under the Markel Corporation Omnibus Incentive Plan will be forfeited under the terms of the restricted stock unit awards upon termination of his employment. 1,238 restricted stock units, which have vested, but receipt of which has been deferred until January 1, 2012, and 1,087 restricted stock units, which have vested, but receipt of which has been deferred until January 1, 2013, are not affected by this Agreement.

Employee acknowledges and agrees that he is not entitled to any wages in lieu of notice and that the compensation payable under this Section 6 is above and beyond any and all commissions, benefits or other remuneration to which he would otherwise be entitled.

7.	Continuation / Payment of Benefits

The Company shall continue to provide Employee and his spouse coverage through December 31, 2010 under the Company’s health, dental, vision and prescription drug benefit programs on the same basis as such programs are currently made available to Employee and his spouse, subject to modifications (e.g., employee contribution levels) generally applicable to other Markel employees. Beginning January 1, 2011, Employee will be eligible for continuing benefit coverage under COBRA and the American Recovery and Reinvestment Act of 2009, as applicable, subject to Employee’s election of COBRA benefits, completion of COBRA enrollment forms, payment of applicable premiums and compliance with all other obligations under COBRA.

In addition to the benefits provided under the preceding paragraph, during 2010, the Company will reimburse Employee for the cost of an executive health evaluation program conducted through Virginia Medical Interventionalists, P.C.

The Company will continue to provide basic life insurance and accidental death and dismemberment insurance in accordance with existing Company benefit plans through December 31, 2010. Any disability benefits to which Employee may have been entitled as an employee shall cease as of the Separation Date.

Except as expressly provided above, effective at the close of business on the Separation Date, Employee’s participation in and entitlement to all fringe benefits or employee benefits plans or programs offered by the Company shall cease. Nothing in this Agreement is intended to waive or abridge any rights Employee has under the Markel Corporation Retirement Savings Plan which were vested on or before the Separation Date, any rights under this Agreement, or any right of Employee to continued benefits under applicable federal or state law.

8.	Expenses Incurred Before Termination

The Company shall pay legitimate business expenses incurred on or before the Separation Date under the Company’s expense policy as currently in effect as of the Separation Date. Employee shall submit these expenses to Employer Contact by January 10, 2010, and they will be evaluated and paid under normal Company policy no later than January 31, 2010, with reimbursement not to be unreasonably withheld.

9.	Loan Repayments

By Promissory Note dated December 1, 2001 and signed by Employee on January 14, 2002, Employee is obligated to Employer for certain loan payments. The parties agree that the bi-weekly portion of this loan will be paid off as of December 18, 2009. The parties further agree that the annual portion of this loan will have a balance due of approximately $231,731.60 as of January 1, 2010. In accordance with the terms of the Promissory Note, the balance (including any additional accrued interest) will be due and payable on April 1, 2010.

10.	No Other Payments

Employee understands and agrees that the Company shall neither make nor cause to be made any other payments to Employee, Employee’s beneficiaries or dependents, or otherwise on Employee’s behalf, except as specifically referenced herein. Employee represents and warrants that Employee has not assigned or alienated to any person any of the claims released herein.

11.	Taxes

To the extent any taxes may be due on the payments provided in this Agreement beyond any withheld, Employee agrees to pay such taxes and to indemnify and hold the Company and its agents and affiliates harmless for any tax payments owed, interest, penalties, levies or assessments resulting from the payments provided hereunder or from any failure by Employee to pay such taxes, interest, penalties, levies or assessments.

12.	Non-Disparagement

The parties shall not make, participate in the making of or encourage or facilitate any other person to make, any statements, written or oral, which criticize, or disparage the goodwill or reputation of, or which embarrass, the other party, or any present, former or future director, officer, executive, and/or employee of the Company or any of its subsidiaries and affiliates. This paragraph shall not be interpreted to prevent the parties from providing truthful information in accordance with any internal Company investigation, or to any regulatory, judicial administrative or any other governmental authorities as may be required by law or governmental regulation.

13.	Covenants by Employee

In consideration of the performance by the Company of its obligations under this Agreement, Employee agrees as follows:

(a)

All information relating to or used in the business and operations of the Company and its subsidiaries and corporate affiliates (including, without limitation, marketing methods and procedures, customer lists, lists of professionals referring customers to the Company and its subsidiaries and corporate affiliates, sources of supplies and materials and business systems and procedures), whether prepared, compiled, developed or obtained by Employee or by the Company or any of its subsidiaries or corporate affiliates before or during Employee’s employment with the Company or any of its subsidiaries or corporate affiliates, are and shall be confidential information and trade secrets (“Confidential Information”) and the exclusive property of the Company, its subsidiaries and corporate affiliates. Confidential Information does not include information which (i) is or was already in Employee’s possession before commencement of his employment with the Company or any of its subsidiaries or corporate affiliates, (ii) is or becomes generally available to the public other than as a result of a disclosure by Employee or (iii) becomes available to Employee on a non-confidential basis from a source other than the Company, provided that such source is not known by Employee to be bound by a confidentiality agreement or other obligation of secrecy with respect to such information.

(b)	All records of and materials relating to Confidential Information or other information, whether in written form or in a form produced or stored by any electrical or mechanical means or process and whether prepared, compiled or obtained by Employee or by the Company or any of its subsidiaries or corporate affiliates before or during Employee’s employment with the Company or any of its subsidiaries or corporate affiliates, are and shall be the exclusive property of the Company or its subsidiaries or corporate affiliates, as the case may be. Notwithstanding the foregoing, Employee may retain the contacts information on the Company-issued Blackberry device in use by him as of the date of this Agreement, and the Company will assist Employee in downloading such information onto a new device purchased by Employee.

(c)	Except as the Company may expressly authorize or direct in writing, Employee shall not copy, reproduce, disclose or divulge to others, use or permit others to see any Confidential Information or any records of or materials relating to any Confidential Information. Employee further agrees that he shall not remove from the custody or control of the Company or its subsidiaries or corporate affiliates any records of or any materials relating to Confidential Information or other information and that, to the extent he has any such records or materials in his possession, he shall deliver the same to the Company promptly following the Separation Date.

(d)	Following the Separation Date, Employee shall furnish such information and render such assistance and cooperation as may be reasonably requested by the Company in connection with any litigation or legal proceedings concerning the Company or any of its subsidiaries or affiliates, subject to reimbursement of Employee for reasonable expenses incurred in providing such assistance which shall be paid as soon as administratively feasible after the applicable expense is incurred but no later than the last day of the calendar year following the calendar year in which the applicable expense was incurred.

(e)	For a period of two (2) years following the Separation Date:

(i) Employee will not have a financial interest in, cause business to be done on behalf of or serve as a principal, partner, director, officer, agent, employee, contractor, or consultant for any corporation, partnership, sole proprietorship, limited liability company, unincorporated association, trust or other business entity which offers insurance coverage or related services in competition with the Company or its affiliates in the United States of America. Notwithstanding the foregoing, (i) this provision shall only prohibit Employee from performing services in a consulting, executive, sales, marketing, risk management or underwriting capacity for, or serving as a principal, partner, director or officer of, any such person, and (ii) Employee will not be prohibited from making any investments in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, so long as such investment does not give Employee the right to control or influence the policy decisions of any such business or enterprise.

(ii) Employee will not, directly or indirectly, solicit any person engaged or employed by the Company or any of its affiliates as of December 31, 2009 (a “Company employee”) to voluntarily leave the employ of Company or any agent of the Company or any of its affiliates to cease being an agent of any such entity, nor will Employee in any manner seek to engage or employ any such Company employee (whether or not for compensation) as an officer, employee, consultant, agent, adviser or independent contractor for any other person.

14.	No Admission

This Agreement does not constitute, and shall not be construed as, an admission by the Company or Employee of any breach, violation or liability of any kind. To the contrary, the Company denies any liability whatsoever to Employee, and Employee denies any liability whatsoever to the Company or that there was any basis to terminate Employee’s employment for cause.

15.	Counterparts; Headings

This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes. The section headings in this Agreement are for reference and convenience only, and shall not modify or affect its substantive terms.

16.	Entire Agreement; Modification

This Agreement contains the entire understanding between the parties concerning the subject matter contained in it, and supersedes any prior employment or similar agreements between the parties, except as described herein, including, but not limited to, Employee’s Amended and Restated Executive Employment Agreement dated December 31, 2008. The terms stated in this Agreement constitute the only consideration for the parties signing this Agreement, and no other promises or agreements of any kind have been made by any person or entity to cause them to execute this Agreement. Employee fully understands the meaning and intent of this Agreement, including, but not limited to, its final and binding effect. The Company and Employee agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is in writing and signed by both parties.

17.	Governing Law and Interpretation

This Agreement shall in all respects be interpreted, enforced, and governed by the laws of the State of Virginia. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the parties. If this Agreement is submitted to arbitration, the arbitrator shall be bound by the governing law.

18.	Severability

If any provision of this Agreement is held by a court or arbitrator to be invalid, illegal or unenforceable, such provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. If such court or arbitrator is unwilling or unable to effect such modification, then the invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties’ respective rights and obligations hereunder.

19.	Arbitration

Employee and the Company mutually consent to the resolution by arbitration of any and all claims or controversies arising between them, and mutually agree that such arbitration shall be in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association before an arbitrator who is licensed to practice law. It is the intention of the parties that this Agreement shall be enforceable under the Federal Arbitration Act, applicable state law equivalent, and at common law. The parties agree that any arbitration will be held in Henrico County, Virginia. The prevailing party in arbitration may be awarded attorneys’ fees by the arbitrator.

Notwithstanding the above provision, nothing herein shall preclude the Company from seeking immediate relief, whether equitable or otherwise, from a court of competent jurisdiction, for the purpose of enforcing Sections 12 or 13 of this Agreement, or for raising related claims.

20.	Authority to Execute

Each signatory to this Agreement represents and warrants that he is authorized to sign on behalf of and to bind the party on whose behalf he signs.

21.	Section 409A Compliance

The amounts and benefits payable under this Agreement are intended to qualify for an exemption from, or alternatively to comply with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall, to the extent practicable, be construed in accordance with such intent. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A of the Code, then neither the Company nor its directors, officers, employees or agents will be liable to Employee or any other person for any actions, decisions or determinations made in good faith.

[Signature page follows.]

The parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:

DELIVERED TO EMPLOYEE ON December 18, 2009.

EMPLOYEE

/s/ Paul W. Springman		Date:	12-18-09
Paul William Springman

Markel Corporation

By:	/s/ Alan I. Kirshner	Date:	12-21-09
Name:	Alan I. Kirshner
Title:	Chairman and Chief Executive Officer